Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO XATA Corporation 952-707-5600 mark.ties@xata.com
XATA Reports First Quarter Fiscal 2010 Results
Software revenue growth of 27 percent in the first quarter of fiscal 2010 drives non-GAAP earnings per share of $0.18
MINNEAPOLIS, February 4, 2010 — XATA Corporation (Nasdaq:XATA), today reported revenue of $17.5 million for the quarter ended December 31, 2009, including revenue of newly acquired Turnpike Global Technologies (Turnpike), an increase of 20 percent compared to $14.6 million for the same period in fiscal 2009. This revenue growth reflects organic growth of 15 percent compared to the same period of the prior year fueled by software revenue growth of 27 percent over the same period. Fiscal 2010 first quarter software revenue accounted for 59 percent of total revenue compared to 55 percent for the same period in fiscal 2009. The Company acquired 8 new customers in the first quarter of fiscal 2010.
“We are very pleased with our first quarter revenue growth in what continues to be a very difficult economic environment,” said Jay Coughlan, chairman and president of XATA. “The ROI our customers achieve through the use of our software continues to drive year-over-year software revenue growth. We are also excited to see the impact the acquisition of Turnpike Global Technologies and the launch of our next-generation Fleet Performance Management applications will have on our overall revenue and software growth in the future.”
Operationally, software gross margins increased to 74 percent for the first quarter of fiscal 2010 compared to 71 percent for the same period of fiscal 2009. This improvement was driven by our ability to leverage our SaaS infrastructure as the number of software subscriptions increase and revenue growth through the launch of new functionality. Overall gross margins were 45 percent for the first quarter of fiscal 2010 compared to 48 percent for the same period of fiscal 2009. This decline was driven by our system gross margins.
Selling, general and administrative costs were $6.2 million or 35 percent of revenue and $5.9 million or 40 percent of revenue for the first quarter of fiscal 2010 and 2009, respectively. The increase in cost reflects the increase in the size of the organization as the result of the acquisition of Turnpike Global Technologies. Continued leveraging of selling, general and administrative costs resulted in a 5 percentage point decrease in costs relative to revenue.
Research and development costs were $1.3 million or 8 percent of revenue and $1.4 million or 10 percent of revenue for the first quarter of fiscal 2010 and 2009, respectively.
Operating loss for the first quarter of fiscal 2010 was $0.4 million compared to an operating loss of $0.3 million for the same quarter of fiscal 2009. Excluding acquisition related costs of $0.8 million, operating income showed improvement of $0.7 million on a year-over-year basis when compared to an operating loss of $0.3 million for the first quarter of fiscal 2009.
For the first quarter of fiscal 2010, the Company reported non-GAAP earnings (earnings before interest (net), non-recurring acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends) of $1.6 million and $0.18 per diluted share compared to non-GAAP earnings of $0.8 million and $0.10 per diluted share for the same period of fiscal 2009.
As of December 31, 2009, the Company held $11.8 million in cash and cash equivalents and had working capital of $19.7 million excluding the current portion of long-term obligations and deferred revenue. Long-term obligations include $39.5 million that will convert into equity upon shareholder approval, leaving a total $1.7 million of capital lease financing outstanding.
“The acquisition of Turnpike Global Technologies and the $30.2 million financing we completed in December was a transformational event for the company,” said Mark Ties, chief financial officer of XATA. “Through the combined transaction we improved our ability to grow revenue by adding additional products and expanding the markets we serve. In addition, we were able to pay-off all of our outstanding bank financing while improving our cash and working capital.”
Non-GAAP vs. GAAP Financials
To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP earnings, which is earnings before interest (net), acquisition and financing related costs, taxes, depreciation, amortization, stock based compensation and preferred stock dividends and deemed dividends, and non-GAAP earnings per diluted share. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.
These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flow. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in a financial table included below.
About XATA
Based in Minneapolis, MN, XATA Corporation (NASDAQ:XATA) is an expert in optimizing fleet operations by reducing costs and ensuring regulatory compliance for the trucking industry. Our customers have access to current vehicle data anywhere, anytime, through our monthly service packages. Our software and professional services help companies manage fleet operations, enhance driver safety and deliver a higher level of customer satisfaction. XATA provides expert services to develop the business processes required to deliver the profitability, safety and service level demanded by today’s competitive transportation environments. Today, XATA systems increase the productivity of approximately 100,000 trucks across North America. For more information, visit www.xata.com or call 1-800-745-9282.
Cautionary note regarding forward-looking statements.
This announcement includes forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations, and actual results may differ materially. The forward-looking statements in this announcement are subject to a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, the ability to establish and maintain strategic partner relationships, and the other factors discussed under “Risk Factors” in Part IA, Item 1 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 (as updated in our subsequent reports filed with the SEC). These reports are available under the “Investors” section of our Web site at www.xata.com and through the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

XATA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2009	2008

Revenue	$17,523	$14,643

Cost of goods sold	9,692	7,595
Selling, general and administrative	6,150	5,901
Research and development	1,333	1,407
Acquisition related costs	779	—

Total costs and expenses	17,954	14,903

Operating loss	(431)	(260)
Interest expense on financing activities	(779)	—
Acquisition related interest and mark to market	(162)	—
Net interest and other expense	(276)	(412)

Loss before income taxes	(1,648)	(672)
Income tax expense	—	—

Net loss	(1,648)	(672)

Preferred stock dividends and deemed dividends	(65)	(44)

Net loss to common shareholders	$(1,713)	$(716)

Net loss per common share — basic and diluted	$(0.20)	$(0.08)

Weighted average common and common share equivalents Basic and diluted	8,646	8,468

XATA CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	September 30,
	2009	2009
	(Unaudited)
Current assets
Cash and cash equivalents	$11,754	$3,440
Accounts receivable, net	12,119	9,323
Inventories	3,140	4,104
Deferred product costs	2,207	2,060
Prepaid expenses and other current assets	667	1,064

Total current assets	29,887	19,991

Equipment and leasehold improvements, net	5,261	3,980
Capitalized software development costs, net	100	—
Intangible assets, net	16,798	10,725
Goodwill	15,444	3,011
Deferred product costs, non-current	2,243	2,470
Other assets	13	487

Total assets	$69,746	$40,664

Current liabilities
Current portion of long-term obligations	$36,572	$84
Accounts payable	4,655	5,366
Accrued expenses	5,518	5,914
Deferred revenue	5,223	5,280

Total current liabilities	51,968	16,644

Long-term obligations, net of current portion	4,552	8,534
Deferred revenue, net of current portion	5,473	6,101
Other long-term liabilities	772	820

Total liabilities	62,765	32,099

Shareholders’ equity
Preferred stock	16,976	16,860
Common stock	32,411	32,624
Accumulated deficit	(42,632)	(40,919)
Accumulated other comprehensive income	226	—

Total shareholders’ equity	6,981	8,565

Total liabilities and shareholders’ equity	$69,746	$40,664

XATA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2009	2008

Net loss to common shareholders	$(1,713)	$(716)

Adjustments:
Interest expense on financing activities	779	—
Net interest expense	282	412
Stock-based compensation	287	343
Depreciation and amortization expense	935	733
Acquisition related interest, mark to market, and costs	941	—
Preferred stock dividends and deemed dividends	65	44

Total adjustments	3,289	1,532

Non-GAAP earnings	$1,576	$816

Non-GAAP earnings per diluted share	$0.18	$0.10

Shares used in calculating non-GAAP earnings per diluted share	8,646	8,468